Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	David Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500
dmpleiss@west.com

West Corporation Reports Fourth Quarter and Full Year 2009 Results

and Provides 2010 Guidance

Announces Purchase of Stream57

OMAHA, NE, February 9, 2010 – West Corporation, a leading provider of technology-driven, voice-oriented solutions, today announced its fourth quarter and full year 2009 results.

Financial Summary (unaudited)

(Dollars in millions)

	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	Percent Change	2009	2008	Percent Change
Revenue	$602.9	$571.7	5.4%	$2,375.7	$2,247.4	5.7%
Adjusted EBITDA[1]	$164.6	$177.6	-7.3%	$647.9	$633.6	2.3%
Adjusted EBITDA Margin	27.3%	31.1%		27.3%	28.2%
Cash Flow from Operations	$72.1	$126.8	-43.1%	$272.9	$287.4	-5.0%

[1]	See Reconciliation of Financial Measures below.

Consolidated Operating Results

For the fourth quarter of 2009, revenue was $602.9 million compared to $571.7 million for the same quarter last year, an increase of 5.4 percent. Revenue from an acquired entity2 was $8.6 million during the fourth quarter of 2009.

For the year ended December 31, 2009, revenue was $2,375.7 million compared to $2,247.4 million for 2008, an increase of 5.7 percent. Revenue from automated services increased 16 percent in 2009 while revenue from agent-based services decreased nine percent.

Cash flow from operations was $72.1 million for the fourth quarter of 2009, a decrease of 43.1 percent over the same period in 2008. This decrease was due to the timing of the year-end payroll cycle and interest payment dates. For the year 2009, cash flow from operations was $272.9 million, 5.0 percent lower than that in 2008.

Adjusted EBITDA for the fourth quarter of 2009 was $164.6 million, or 27.3 percent of revenue, compared to $177.6 million, or 31.1 percent of revenue, for the fourth quarter of 2008. For the year 2009, Adjusted EBITDA was $647.9 million, or 27.3 percent of revenue. A reconciliation of Adjusted EBITDA to cash flow from operating activities is presented below.

Balance Sheet and Liquidity

At December 31, 2009, West Corporation had cash and cash equivalents totaling $59.1 million and working capital of $175.0 million.

During the fourth quarter of 2009, the Company invested $27.3 million in capital expenditures primarily for software, equipment, information technology systems and data centers.

Acquisition

The Company also announced that it acquired the assets of Stream57, LLC (“Stream57”), a leading provider of fully customizable web event and streaming media solutions and services, on December 31, 2009 for $28.2 million. Stream57’s cutting-edge webcast and rich media software suite brings a new level of interactivity to online video presentations and e-learning. The business was founded in 2001 and has provided software and services for rich media delivery, webcasting and e-learning solutions for a wide range of distinguished clients, including several Fortune 1000 corporations, charities, B2B publishers, higher education institutions and health care organizations. Stream57 will be integrated with InterCall to expand its offerings in the event services market.

[2]	Revenue from an acquired entity includes Positron revenue through November 21, 2009 in the Communication Services segment.

2010 Guidance

For 2010, the Company expects the following results. This guidance includes the results of Stream57 but assumes no additional acquisitions or changes in the current operating environment or exchange rates.

In millions	2009 Actual	2010 Guidance
Revenue	$2,375.7	$2.42B - $2.50B
Adjusted EBITDA	$647.9	$675 - $705
Cash Flow from Operations	$272.9	$295 - $325
Capital Expenditures	$122.7	$110 - $130

Conference Call

The Company will hold a conference call to discuss these topics on Wednesday, February 10, 2010 at 11:00 AM Eastern Time (10:00 AM Central Time). Investors may access the call by visiting the Financials section of the West Corporation website at www.west.com and clicking on the Webcast link. A replay of the call will be available on the Company’s website at www.west.com.

About West Corporation

West Corporation is a leading provider of technology-driven, voice-oriented solutions. West offers its clients a broad range of communications and infrastructure management solutions that help them manage or support critical communications. West’s customer contact solutions and conferencing services are designed to improve its clients’ cost structure and provide reliable, high-quality services. West also provides mission-critical services, such as public safety and emergency communications.

Founded in 1986 and headquartered in Omaha, Nebraska, West serves Fortune 1000 companies and other clients in a variety of industries, including telecommunications, banking, retail, financial, technology and healthcare. West has sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information on West Corporation, please call 1-800-841-9000 or visit www.west.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, the effects of global economic trends on the businesses of West’s clients; competition in West’s highly competitive industries; West’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the loss, financial difficulties or bankruptcy of any key clients; the non-exclusive nature of West’s client contracts and the absence of revenue commitments; increases in the cost of voice and data services or significant interruptions in these services; the cost of pending and future litigation; extensive regulation affecting many of West’s businesses; security and privacy breaches of the systems West uses to protect personal data; West’s ability to protect its proprietary information or technology; the cost of defending West against intellectual property infringement claims; service interruptions to West’s data and operation centers; West’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; the political, economic and other conditions in the countries where West operates; changes in foreign exchange rates; West’s ability to complete future acquisitions and integrate or achieve the objectives of its recent and future acquisitions; West’s ability to recover charged-off consumer receivables and decreases in collections in its receivables management business. In addition, West is subject to risks related to its level of indebtedness. Such risks include West’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; West’s ability to comply with covenants contained in its debt instruments; the incurrence of significant additional indebtedness by West and its subsidiaries and the ability of West’s lenders to fulfill their lending commitments. West is also subject to other risk factors described in documents filed by the company with the United States Securities and Exchange Commission.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

WEST CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited, in thousands except selected operating data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2009	2008	% Change	2009	2008	% Change
Revenue	$602,870	$571,718	5.4%	$2,375,748	$2,247,434	5.7%
Cost of services	268,889	258,839	3.9%	1,067,777	1,015,028	5.2%
Selling, general and administrative expenses	226,583	223,632	1.3%	907,358	881,586	2.9%

Operating income	107,398	89,247	20.3%	400,613	350,820	14.2%
Interest expense	60,261	95,095	-36.6%	254,103	313,019	-18.8%
Other expense (income), net	361	8,323	-95.7%	(1,326)	8,621	-115.4%

Income (loss) before tax	46,776	(14,171)	430.1%	147,836	29,180	406.6%
Income tax	19,502	(5,610)	447.6%	56,862	11,731	384.7%

Net income (loss)	27,274	(8,561)	418.6%	90,974	17,449	421.4%
Less net income (loss) - Noncontrolling interest	—	197	NM	2,745	(2,058)	233.4%

Net income (loss) - West Corporation	$27,274	$(8,758)	411.4%	$88,229	$19,507	352.3%

SELECTED SEGMENT DATA:
Revenue:
Unified Communications	$281,156	$266,833	5.4%	$1,126,544	$995,161	13.2%
Communication Services	322,937	306,485	5.4%	1,254,547	1,258,182	-0.3%
Intersegment eliminations	(1,223)	(1,600)	23.6%	(5,343)	(5,909)	9.6%

Total	$602,870	$571,718	5.4%	$2,375,748	$2,247,434	5.7%

Depreciation & Amortization:
Unified Communications	$22,966	$22,869	0.4%	$91,491	$88,948	2.9%
Communication Services	24,113	25,417	-5.1%	96,856	94,540	2.4%

Total	$47,079	$48,286	-2.5%	$188,347	$183,488	2.6%

Operating Income:
Unified Communications	$67,971	$77,983	-12.8%	$296,096	$256,853	15.3%
Communication Services	39,427	11,264	250.0%	104,517	93,967	11.2%

Total	$107,398	$89,247	20.3%	$400,613	$350,820	14.2%

Operating Margin:
Unified Communications	24.2%	29.2%	-17.1%	26.3%	25.8%	1.9%
Communication Services	12.2%	3.7%	229.7%	8.3%	7.5%	10.7%

Total	17.8%	15.6%	14.1%	16.9%	15.6%	8.3%

SELECTED OPERATING DATA ($M):
Cash flow from operations	72.1	126.8		272.9	287.4
Term loan facility	2,460.2	2,485.5
Revolving credit facility	72.9	272.2
Senior and senior subordinated notes	1,100.0	1,100.0

Purchases of receivables portfolios	—	5.4		1.7	45.4

Revenue from automated services ($M) (3)	389.6	355.9	9.5%	1,523.6	1,312.8	16.1%
Revenue from agent-based services ($M)	213.3	215.8	-1.2%	852.1	934.6	-8.8%

	Condensed Balance Sheets
	Dec. 31, 2009	Dec. 31, 2008	% Change
Current assets:
Cash and cash equivalents	$59,068	$168,340	-64.9%
Trust and restricted cash	14,750	9,130	61.6%
Accounts receivable, net	353,622	359,021	-1.5%
Portfolio receivables, current	7,973	64,204	-87.6%
Deferred income taxes receivable	35,356	52,647	-32.8%
Other current assets	72,847	85,706	-15.0%

Total current assets	543,616	739,048	-26.4%
Net property and equipment	333,267	320,152	4.1%
Portfolio receivables, net	5,766	68,542	-91.6%
Goodwill	1,665,569	1,642,857	1.4%
Other assets	497,044	544,190	-8.7%

Total assets	$3,045,262	$3,314,789	-8.1%

Current liabilities	$368,609	$527,638	-30.1%
Long-term obligations	3,607,873	3,843,536	-6.1%
Other liabilities	161,524	146,203	10.5%

Total liabilities	4,138,006	4,517,377	-8.4%
Class L common stock	1,332,721	1,158,159	15.1%
Stockholders’ deficit	(2,425,465)	(2,360,747)	-2.7%

Total liabilities and stockholders’ deficit	$3,045,262	$3,314,789	-8.1%

[3]	Automated services includes Unified Communications, Intrado and West Interactive

Reconciliation of Financial Measures

The common definition of EBITDA is “Earnings Before Interest Expense, Taxes, Depreciation and Amortization.” In evaluating liquidity, we use earnings before interest expense, share based compensation, taxes, depreciation and amortization, minority interest, non-recurring litigation settlement costs, other non-cash reserves, transaction costs and after acquisition synergies and excluding unrestricted subsidiaries, or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under generally accepted accounting principles (“GAAP”). EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flow from operations or other income or cash flow data prepared in accordance with GAAP. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is presented as we understand certain investors use it as one measure of our historical ability to service debt. Adjusted EBITDA is also used in our debt covenants, although the precise adjustments used to calculate Adjusted EBITDA included in our credit facility and indentures vary in certain respects among such agreements and from those presented below. Set forth below is a reconciliation of EBITDA and Adjusted EBITDA to cash flow from operations.

Amounts in thousands	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2009	2008	2009	2008
Cash flow from operating activities	$72,065	$126,760	$272,857	$287,381
Income tax expense (benefit)	19,502	(5,610)	56,862	11,731
Deferred income tax (expense) benefit	(30,748)	34,540	(28,274)	26,446
Interest expense, net of amortization	60,261	95,096	254,103	313,019
Allowance for impairment of purchased accounts receivable	—	(32,329)	(25,464)	(76,405)
Provision for share based compensation	(2,566)	(378)	(3,840)	(1,404)
Debt amortization	(4,017)	(4,145)	(16,416)	(15,802)
Other	(70)	(48)	(375)	(107)
Changes in operating assets and liabilities, net of business acquisitions	39,689	(84,676)	80,833	(19,173)

EBITDA	154,116	129,210	590,286	525,686
Provision for share based compensation	2,566	378	3,840	1,404
Site closures, settlements and other impairments	3,994	3,087	10,577	2,644
Acquisition synergies and transaction costs	3,260	7,001	18,003	20,985
Portfolio impairments	—	32,329	25,464	76,405
Non-cash foreign currency loss (gain)	653	5,558	(229)	6,427

Adjusted EBITDA	$164,589	$177,563	$647,941	$633,551